CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  EXHIBIT 10.35

                        EQUIPMENT REQUIREMENTS AGREEMENT

         This Agreement is entered into as of the 30th day of November, 1995 by and between NextWave Personal Communications Inc., a Delaware corporation ("NextWave"), and QUALCOMM Incorporated, a Delaware corporation ("QUALCOMM").

         WHEREAS, NextWave intends to acquire broadband C-Block personal communications services ("PCS") licenses from the United States Federal Communications Commission (the "FCC") and to construct facilities, deploy PCS infrastructure equipment, distribute and sell PCS subscriber equipment and provide PCS and other wireless communication services in the U.S. and abroad, by itself and/or as part of various consortia and affiliations with other communications companies and industry participants;

         WHEREAS, the FCC has previously issued broadbased PCS licenses to 30 MHz spectrum blocks, the A-blocks and B-blocks, in the 1850-1990 MHz band;

         WHEREAS, QUALCOMM has developed its code division multiple access ("CDMA") technology for use in PCS and other wireless applications;

         WHEREAS, concurrently with this Agreement, QUALCOMM and NextWave are entering into certain agreements providing for, among other things, a $5 million equity investment by QUALCOMM in NextWave (the "Equity Agreement") and a $25 million loan commitment by QUALCOMM (the "Loan Agreement"), subject to the conditions specified therein (the Equity Agreement and the Loan Agreement are collectively hereinafter referred to as the "Investment Agreements"); and

         WHEREAS, QUALCOMM and NextWave are entering into this Agreement in part as an inducement to QUALCOMM to enter into the Investment Agreements.

         NOW THEREFOR, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

         1.      IMPLEMENTATION OF CDMA TECHNOLOGY.
         *__________________________________________________________.
         ___________________________________________________________.
         __________________________________________________________*.

         2.      PURCHASE OF CDMA EQUIPMENT.


* CONFIDENTIAL TREATMENT REQUESTED

         A. PURCHASE OF INFRASTRUCTURE EQUIPMENT FOR MARKET TRIAL. NextWave hereby orders and agrees to purchase from QUALCOMM, and QUALCOMM hereby accepts and agrees to sell to NextWave, subject to the terms of this Agreement and, subject to negotiations in good faith, the terms of the Infrastructure and Purchase and Supply Agreement in form of Exhibit A attached hereto (the "Infrastructure Agreement"), two hundred (200) Base Station Transceivers (BTSs) and up to *_______* Base Station Controllers (BSCs) (collectively, the "Market Trial Equipment") for delivery *_________________________________________*. The purchase price for the Market Trial Equipment will be calculated based on the formula set forth below in paragraph b. The above order for Market Trial Equipment is conditioned upon (a) NextWave being awarded C-Block PCS licenses as a result of the FCC auctions covering at least 20M POPs; provided that if NextWave receives licenses for less than 50M POPs, the parties negotiate in good faith to agree to reasonably reschedule the delivery requirements and to scale back the amount of Market Trial Equipment ordered hereunder by NextWave, and (b) NextWave receiving equity or debt financing of at least $70 million. Unless QUALCOMM has implemented and makes available an IS-651 interface in time for the market trial, QUALCOMM and NextWave agree that the Market Trial Equipment will be provided as a turn-key network solution (i.e., the BSC shall contain the NIS).

         B. PURCHASE OF INFRASTRUCTURE EQUIPMENT FOR AWARDED MARKETS. BTSs and BSCs are collectively hereinafter referred to as "Infrastructure Equipment." Infrastructure Equipment shall be capable of providing for commercial features, functionality and performance as reasonably required to provide for a commercially viable system.

         Any PCS license for any basic trading area ("BTA") which is awarded to NextWave and/or its existing Affiliates as a result of the C-Block FCC auctions shall hereinafter be referred to as a "NextWave Market". Immediately after the conclusion of the C-Block auctions,
*_______________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
_________________*. If, in accordance with this Agreement, NextWave does not award QUALCOMM's Share of the NextWave Markets to QUALCOMM, then NextWave shall award such NextWave Markets to the Competing Bidder at or less than the prices contained in the Competing Bid.

         In exchange for NextWave's obligation to award QUALCOMM the QUALCOMM's Share of NextWave Markets for the competitive bidding process and pricing arrangements described above, QUALCOMM agrees to treat NextWave as a preferred customer for delivery allocation purposes, meaning that purchase orders received and accepted by QUALCOMM from NextWave for Infrastructure Equipment in accordance with the Infrastructure Equipment Agreement (e.g., consistent with lead time and forecast requirements) before orders received by QUALCOMM from any other U.S.





                                       2.

* CONFIDENTIAL TREATMENT REQUESTED

PCS carrier shall, subject to the exceptions set forth below, be fulfilled by QUALCOMM before QUALCOMM fulfills such other U.S. PCS carrier's later order. Notwithstanding the foregoing, nothing herein shall be deemed to limit QUALCOMM's rights to fulfill Infrastructure Equipment purchase orders received from any U.S. PCS carrier earlier than those received from NextWave nor shall anything in this Agreement be deemed to limit QUALCOMM's rights to fulfill Infrastructure Equipment purchase orders received from any U.S. PCS carrier later than those received from NextWave where QUALCOMM can fulfill such later order without materially impacting its obligation to also fulfill any NextWave earlier Infrastructure Equipment purchase order. If QUALCOMM chooses to fulfill an order for Infrastructure Equipment received from a U.S. PCS carrier later than a NextWave purchase order and, solely as a result thereof, QUALCOMM's ability to materially fulfill NextWave's earlier purchaser order is significantly delayed, QUALCOMM will reduce QUALCOMM's Prices for that portion of the Infrastructure Equipment so delayed to equal the prices contained in the Competing Bid and shall provide such other remedies which are to be agreed upon pursuant to section 3 a. below.

         NextWave shall use its best efforts to ensure that RFQ and determination of QUALCOMM's Prices versus the Competing Bid is based on an "apples-to-apples" comparison. NextWave has performed extensive due diligence concerning the existing and planned features, functionality and performance of QUALCOMM's Infrastructure Equipment and shall issue an RFQ that provides for a pricing comparison with the Competing Bid on a fair and reasonable basis. Until QUALCOMM has implemented an IS-651 interface (or interface similar thereto), the "apples-to-apples" comparison shall consider the total price of QUALCOMM's turn-key solution to the total price of the turn-key solution offered by the Competing Bidder. As used herein, the term "QUALCOMM's Share" means that percentage of NextWave's Markets which become Awarded Markets (in which NextWave shall purchase all of its requirements for Infrastructure Equipment from QUALCOMM), which percentage is to be calculated as follows: (a) *_____________________________* (calculated on a Per POP basis) (the "Minimum
QUALCOMM Share") if QUALCOMM does not elect to convert at least fifteen million dollars ($15,000,000) of the funds loaned to NextWave under the Loan Agreement into Series B Stock of NextWave as permitted under the Loan Agreement and (b) *___________________________* (calculated on a Per POP basis) (the "Maximum QUALCOMM Share") if QUALCOMM does elect to convert at least fifteen million dollars ($15,000,000) of the funds loaned to NextWave under the Loan Agreement into Series B Stock of NextWave as permitted under the Loan Agreement. QUALCOMM will use its best efforts to provide for an IS-651 interface (or similar type of interface) *_______________________*, but this depends upon, among other things, adoption of standard and whether it has then been implemented by the switch vendor. Prior to completion of such interface by QUALCOMM, NextWave will purchase turn-key systems, including BTSs and BSCs (with NIS) from QUALCOMM to meet its purchase commitment and if QUALCOMM has not, due to its own fault, implemented the IS-651 interface (or a similar interface) *__________________*, the parties will then negotiate in good faith to agree upon a plan whereby QUALCOMM would purchase back (at the




                                       3.

* CONFIDENTIAL TREATMENT REQUESTED
original price charged by QUALCOMM) those NISs which were delivered after the date IS-651 should have been implemented and made available by QUALCOMM.

             i. In determining whether QUALCOMM's Prices are *_______________* of the Competing Bid, a fair and reasonable comparison of the responses shall be made. If NextWave reasonably determines that the QUALCOMM Prices are not *______________* of the Competing Bid for any NextWave Market, NextWave shall immediately notify QUALCOMM by letter signed by a responsible executive officer and inform QUALCOMM by how much QUALCOMM must reduce QUALCOMM's Prices in order that QUALCOMM's Prices are equal to *________* of the Competing Bid. QUALCOMM may, in its sole discretion, within ten business (10) days after its receipt of such notice, reduce the QUALCOMM Prices to *_________________* of the Competing Bid. If requested by QUALCOMM, NextWave agrees that QUALCOMM may designate a third party independent auditor acceptable to NextWave (which acceptance shall not be unreasonably withheld) whom shall be permitted by NextWave to review the response to the RFQ by the Competing Bidder as compared to QUALCOMM's response to verify whether the QUALCOMM Prices are *____________________________* of the Competing Bid. After NextWave has purchased from QUALCOMM (a) at least *_______________________* of Infrastructure Equipment if the Minimum QUALCOMM Share applies and (b) *___________________________________* of Infrastructure
Equipment if the Maximum QUALCOMM Share applies, NextWave's obligation to continue to purchase Infrastructure Equipment from QUALCOMM under this Agreement shall be conditioned upon QUALCOMM's Prices being
*__________________________________________*.

                 During the *________________* period immediately following the Effective Date of this Agreement (the "*____________* Supply Period"), NextWave and its Affiliates shall purchase from QUALCOMM, and QUALCOMM agrees to sell to NextWave and its Affiliates, subject to the terms of this Agreement and the terms of the Infrastructure Agreement, all of NextWave's and its Affiliates' requirements for BTSs and BSCs in the Awarded Markets.

         3.     TERMS OF EQUIPMENT PURCHASES.

         The parties acknowledge that Exhibit A does not cover all of the terms and conditions concerning the purchase and sale of the Market Trial Equipment and Infrastructure Equipment, nor have all of the terms and conditions contained in Exhibit A been fully agreed upon, and the parties agree to negotiate in good faith and agree upon the final terms and conditions consistent with this Agreement. With respect to the purchase and sale of Infrastructure Equipment of the Awarded Markets, the parties agree to negotiate the following additional terms to be incorporated into the Infrastructure Agreement.

             i. Orders shall be made in accordance with forecast procedures to be agreed upon by the parties, with provisions for factory reservations, cancellation,




                                       4.

* CONFIDENTIAL TREATMENT REQUESTED
rescheduling and lead times. Such provisions and procedures shall be based upon the final terms of the attached Infrastructure Agreement.

                 ii.The parties shall establish Acceptance Test Procedures that provide tests which demonstrate that installed BTS and BSC equipment operate substantially in accordance with agreed-upon performance requirements and specifications. The Acceptance Test Procedures will also establish parameters for the results of tests necessary for Product Acceptance. The acceptance parameters will be divided into items which are required for system operation and must be verified prior to Product Acceptance and other items that may be corrected within reasonable amount of time (to be agreed upon).

                 iii.With respect to each Awarded Market, the parties will establish a System Acceptance Date by which time the Acceptance Test Procedures shall have been successfully completed with respect to BTS and BSC equipment first ordered by NextWave for installation in that BTA.

                 iv.The Infrastructure Agreement shall provide for reasonable incentives and penalties in the case of early or late delivery of equipment.
If QUALCOMM demonstrates ATP equipment by a date that is at least 90 days earlier than the system acceptance date for that market, NextWave will provide an early delivery bonus payment to QUALCOMM. In the event that QUALCOMM delivers ATP equipment by a date that is between 90 days and 180 days after the date specified in the order for that equipment, NextWave will be entitled to a late penalty in a form and in an amount to be negotiated. In the event that QUALCOMM delivers equipment by a date that is more than 180 days after the date specified in the order for that equipment, NextWave may thereafter terminate, at any time within 30 days after such 180 day period, its supply relationship with QUALCOMM in the Awarded Market for which the equipment was ordered and late by more than 180 days.

                 v.QUALCOMM would provide NextWave most favored pricing and other terms and conditions as compared to those provided by QUALCOMM to similarly situated customers based on similar terms and conditions, including but not limited to quantities, lead times, warranty, etc.

     B.  PRODUCT FINANCING.   Subject to the negotiation of commercially
reasonable terms and conditions, QUALCOMM would finance one hundred percent (100%) (or a lesser amount as may be covered below) of the purchase price of equipment purchased by NextWave from QUALCOMM. The terms and conditions of any such financing by QUALCOMM would be commercially reasonable, taking into consideration, among other things, the interest rate payable by NextWave, the term of the financing, the security pledged by NextWave to ensure repayment. NextWave understands that for commercial reasons the terms of any financing to be provided by QUALCOMM must be of a nature, given the financial condition and risks associated with NextWave's business, that would permit QUALCOMM to syndicate or assign such financing on commercially acceptable terms to reputable credit and lending institutions.





                                       5.

To the extent that NextWave uses equity or third party debt financing (excluding vendor product financing provided by the Competing Bidder) to pay any portion of the purchase price of equipment ordered from the Competing Bidder, it will apply a proportionate amount of such equity or debt financing to purchases of QUALCOMM equipment.

         c.CONFIDENTIALITY. NextWave agrees to keep confidential all pricing information and other terms relating to Equipment to be supplied by QUALCOMM in accordance with the terms and conditions of the Non-Disclosure Agreement currently in existence between QUALCOMM and NextWave. Either party may disclose the terms of this Agreement, and its existence, to the extent required by law, subject to such party first notifying the other party. In addition, NextWave shall have the right to disclose the terms of this Agreement to its shareholders and investment bankers; provided that each such shareholder or investment banker signs a non-disclosure agreement with NextWave and with QUALCOMM agreeing to keep such information in the strictest of confidence and provided further that any such shareholder provides QUALCOMM a copy of any agreement it has with NextWave concerning the supply of CDMA equipment.

         4. MISCELLANEOUS.

         a.TERM OF AGREEMENT. NextWave's obligation to purchase Equipment pursuant to this Agreement and the Infrastructure Agreement shall remain in effect for a period of five (5) years from the date hereof. This Agreement becomes null and void if QUALCOMM has not invested at least five million dollars ($5,000,000) of equity in NextWave as provided for in the escrow agreement and subscription agreement entered into concurrently herewith.

         b.NO SOLICITATION. Unless there is a change of control in QUALCOMM, NextWave (on behalf of itself and its Affiliates, including but not limited to CodeWorks) agrees that for a period of two (2) years following the date hereof, it will not solicit or induce any employee or independent contractor of QUALCOMM to terminate or breach an employment, contractual or other relationship with QUALCOMM nor will NextWave (on behalf of itself and its Affiliates, including but not limited to CodeWorks) hire or otherwise employ any employee or independent contractor of QUALCOMM or any individual that was employed by QUALCOMM within the six-month period prior to being employed by NextWave (or any affiliate of NextWave, including but not limited to CodeWorks), unless such person has approached NextWave independently without solicitation by NextWave and NextWave first consults with QUALCOMM and obtains QUALCOMM's prior written approval, which approval shall not be unreasonably withheld. Unless there is a change of control in NextWave, QUALCOMM agrees that for a period of two (2) years following the date hereof, it will not solicit or induce any employee or independent contractor of NextWave to terminate or breach an employment, contractual or other relationship with NextWave nor will QUALCOMM hire or otherwise employ any employee or independent contractor of NextWave or any individual that was employed by NextWave within the six-month period prior to being employed by QUALCOMM, unless such person has approached QUALCOMM





                                       6.

independently without solicitation by QUALCOMM and QUALCOMM first consults with NextWave and obtains NextWave's prior written approval, which approval shall not be unreasonably withheld.

         c.ASSIGNMENT; SUCCESSORS AND ASSIGNS. NextWave shall not transfer or assign this Agreement or any right or interest under this Agreement, nor delegate any obligation under this Agreement (an "assignment"), without QUALCOMM's prior written consent, which consent shall not be unreasonably withheld. Any attempted assignment in contravention of this Section shall be void and ineffective. This Agreement shall be binding on any and all of NextWave's successors, assigns and licensees. If NextWave transfers any or all of its PCS licenses to any third party, the provisions of Section 2 of this Agreement shall be binding upon such third party with respect to any such transferred PCS license.

         d.PUBLICITY. Subject to any applicable requirements of applicable federal, state or local laws or regulations of the United States, no party hereto will make or cause to be made, whether orally, in writing or otherwise, any public announcement or statement to the news media or the investment or business communities with respect to the transactions contemplated by this Agreement or any of the provisions hereof without the prior written consent of the other party.

         e.SEVERABILITY. If any provision or term of this Agreement shall be held to be invalid or unenforceable, the remaining provisions and terms of this Agreement shall remain in full force and effect.

         f.NOTICES. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given, by personal delivery, by facsimile transmission or by first class mail, postage prepaid, to the addresses (and shall be deemed to have been duly delivered on the date received by such party):

           If to QUALCOMM:                               If to NextWave:

           QUALCOMM Incorporated                         NextWave Telecom Inc.
           6455 Lusk Boulevard                           5 West Main Street
           San Diego, California 92121                   Elmsford , NY 10523
           Tel:  (619) 587-1121                          Tel:  (914) 592-4252
           Fax:  (619) 658-2500                          Fax:  (914) 347-4450
           Attn.:  General Counsel                       Attn.:  Ed Knapp

         g.GOVERNING LAW. This Agreement is made and entered into in the State of California and shall be governed by the laws of the State of California as applied to contracts entered into in and performed entirely in California by California residents. Any dispute, claim or controversy which may arise between the parties hereto out of or





                                       7.

in relation to this Agreement, or breach or validity thereof ("Dispute"), shall first be settled amicably by mutual consultation between senior management of the parties within sixty (60) days of the written notice by one of the parties. If the parties fail to settle the Dispute amicably within sixty (60) days from such written notice, it shall be settled only by a court of competent jurisdiction in the County of San Diego, State of California.

         h.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         i.Neither party shall be liable to the other for any consequential damages as a result of any breach of this Agreement

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed on their behalf by their respective duly authorized agents as of the date first written above:

QUALCOMM INCORPORATED                    NEXTWAVE TELECOM INC.



By: /s/ STEVEN ALTMAN                    By: /s/ ALLEN SALMASI
    ------------------------------           ----------------------------------

Title: VP, General Counsel               Title: CEO & President
       ---------------------------              -------------------------------




                                       8.